Exhibit 99.1

FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc.
One SE Convenience Blvd
Ankeny, IA 50021
Casey's Announces Second Quarter Results
Ankeny, IA, December 9, 2024 - Casey’s General Stores, Inc. ("Casey's" or the "Company") (Nasdaq: CASY) one of the leading convenience store chains in the United States, today announced financial results for the three and six months ended October 31, 2024.

Second Quarter Key Highlights

•Diluted EPS of $4.85, up 14% from the same period a year ago. Net income was $181 million, up 14%, and EBITDA1 was $349 million, up 14%, from the same period a year ago.
•Inside same-store sales increased 4.0% compared to prior year, and 7.1% on a two-year stack basis, with an inside margin of 42.2%. Total inside gross profit increased 12.0% to $619.7 million compared to the prior year.
•Same-store fuel gallons were down 0.6% compared to prior year with a fuel margin of 40.2 cents per gallon. Total fuel gross profit increased 1.1% to $312.3 million compared to the prior year.
•Same-store operating expenses excluding credit card fees were up 2.3%, favorably impacted by a 1% reduction in same-store labor hours.
•Subsequent to quarter end, on November 1, 2024, Casey's closed the previously announced Fikes Wholesale ("Fikes") transaction, acquiring 198 CEFCO Convenience Stores.

"Casey's delivered a strong second quarter highlighted by robust inside gross profit growth,” said Darren Rebelez, Board Chair, President and CEO. “Inside same-store sales were driven by the prepared food and dispensed beverage category, with hot sandwiches and cold dispensed beverage performing exceptionally well. Our fuel team continues to balance volume and margin as they achieved over 40 cents per gallon fuel margin while outpacing the relevant geographic market in same-store fuel gallons. The operations team continues to focus on efficiency while serving our guests, as we reduced same-store labor hours for the tenth consecutive quarter. Finally, we are excited to have closed on the Fikes acquisition and we want to welcome the team to the Casey’s family."

Earnings

	Three Months Ended October 31,		Six Months Ended October 31,
	2024	2023	2024	2023
Net income (in thousands)	$180,918	$158,782	$361,116	$328,019
Diluted earnings per share	$4.85	$4.24	$9.68	$8.76
EBITDA (in thousands)	$348,880	$305,858	$694,662	$622,757

For the quarter, net income, diluted EPS, and EBITDA were up compared to the same period a year ago primarily due to higher inside and fuel gross profit, partially offset by higher operating expenses primarily due to operating 93 additional stores.

1 EBITDA is reconciled to net income below.

Inside

	Three Months Ended October 31,		Six Months Ended October 31,
	2024	2023	2024	2023
Inside sales (in thousands)	$1,467,524	$1,346,911	$2,941,631	$2,716,660
Inside same-store sales	4.0%	2.9%	3.1%	4.2%
Grocery and general merchandise same-store sales	3.6%	1.7%	2.5%	3.5%
Prepared food and dispensed beverage same-store sales	5.2%	6.1%	4.7%	5.9%
Inside gross profit (in thousands)	$619,651	$553,264	$1,233,973	$1,109,698
Inside margin	42.2%	41.1%	41.9%	40.8%
Grocery and general merchandise margin	35.6%	34.0%	35.5%	34.0%
Prepared food and dispensed beverage margin	58.7%	59.0%	58.5%	58.6%

Total inside sales were up 9.0% for the quarter driven by strong performance in the prepared food and dispensed beverage category, including hot sandwiches and dispensed beverage as well as non-alcoholic and alcoholic beverages in the grocery and general merchandise category. Inside margin was up 110 basis points compared to the same quarter a year ago, driven primarily by product mix and asset protection initiatives.

Fuel2

	Three Months Ended October 31,		Six Months Ended October 31,
	2024	2023	2024	2023
Fuel gallons sold (in thousands)	775,914	730,439	1,548,450	1,444,429
Same-store gallons sold	(0.6)%	—%	(0.1)%	0.2%
Fuel gross profit (in thousands)	$312,252	$308,835	$626,800	$605,813
Fuel margin (cents per gallon, excluding credit card fees)	40.2 ¢	42.3 ¢	40.5 ¢	41.9 ¢

For the quarter, total fuel gallons sold increased 6.2% compared to the prior year primarily due to the store count increase, while same-store gallons were down 0.6% versus the prior year. The Company’s total fuel gross profit was up 1.1% versus the prior year. The Company sold $4.9 million in renewable fuel credits (RINs) in the second quarter, a decrease of $3.5 million from the same quarter in the prior year.

Operating Expenses

	Three Months Ended October 31,		Six Months Ended October 31,
	2024	2023	2024	2023
Operating expenses (in thousands)	$609,679	$579,703	$1,219,153	$1,140,558
Credit card fees (in thousands)	$62,275	$62,917	$126,084	$123,902
Same-store operating expenses excluding credit card fees	2.3%	2.1%	1.5%	2.6%

Operating expenses increased approximately 5% during the second quarter. Operating 93 more stores than prior year accounted for approximately 4% of the increase. Same-store employee expense contributed to approximately 1% of the increase, as the increases in labor rates were partially offset by a reduction in same-store labor hours.

Expansion

Store Count
April 30, 2024	2,658
New store construction	18
Acquisitions	18
Closed	(9)
October 31, 2024	2,685

2 Fuel category does not include wholesale fuel activity, which is included in Other.

Liquidity
At October 31, 2024, the Company had approximately $1.25 billion in available liquidity, consisting of approximately $352 million in cash and cash equivalents on hand and approximately $900 million in available borrowing capacity on existing lines of credit. The liquidity calculation excludes the impact of the restricted cash included within long-term assets as of October 31, 2024. The restricted cash relates to cash held in a funding account for the acquisition of Fikes, which closed on November 1, 2024, subsequent to quarter end.

Share Repurchase
During the second quarter, the Company did not repurchase any shares. The Company has approximately $295 million remaining under its existing share repurchase authorization.

Dividend
At its December meeting, the Board of Directors approved a quarterly dividend of $0.50 per share. The dividend is payable February 17, 2025, to shareholders of record on February 3, 2025.

Fiscal 2025 Outlook
Casey’s is updating the 2025 outlook primarily due to the acquisition of Fikes, which closed on November 1, 2024.

For the second half of fiscal 2025 specifically related to the Fikes transaction: Casey’s expects to incur an additional $15 to $20 million in one-time deal and integration costs, primarily in the third quarter. EBITDA contribution from Fikes is expected to be modestly dilutive in the third quarter, primarily due to the transaction and integration costs previously mentioned. EBITDA contribution from Fikes is expected to be modestly accretive in the fourth quarter. Interest expense will be approximately $35 million higher than the original outlook due to the financing of the transaction.

For Casey’s total fiscal 2025 year outlook including the impact of the Fikes acquisition: EBITDA is expected to increase at least 10%. Total operating expenses are expected to increase 11% to 13% for the fiscal year, including approximately $25 to $30 million in one-time deal and integration costs, while same-store operating expense excluding credit card fees are expected to only increase 2% for the year. Net interest expense is expected to be approximately $90 million for the year. Depreciation and amortization is expected to be approximately $410 million and the purchase of property and equipment is expected to be approximately $550 million. The tax rate is expected to be approximately 23% to 25% for the fiscal year.

Casey’s is not updating its outlook for the following metrics: Casey’s expects to add approximately 270 stores for the fiscal year. The Company expects inside same-store sales to increase 3% to 5% and inside margin comparable to fiscal 2024. The Company expects same-store fuel gallons sold to be between negative 1% to positive 1%.

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2024	2023	2024	2023
Total revenue	$3,946,771	$4,064,400	$8,044,508	$7,933,651
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	2,988,212	3,178,839	6,130,693	6,170,336
Operating expenses	609,679	579,703	1,219,153	1,140,558
Depreciation and amortization	96,592	85,598	191,001	168,503
Interest, net	12,553	12,306	26,620	24,801
Income before income taxes	239,735	207,954	477,041	429,453
Federal and state income taxes	58,817	49,172	115,925	101,434
Net income	$180,918	$158,782	$361,116	$328,019
Net income per common share
Basic	$4.87	$4.27	$9.73	$8.80
Diluted	$4.85	$4.24	$9.68	$8.76
Basic weighted average shares	37,124,541	37,227,932	37,105,886	37,264,442
Plus effect of stock compensation	186,938	203,143	202,392	187,811
Diluted weighted average shares	37,311,479	37,431,075	37,308,278	37,452,253

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	October 31, 2024	April 30, 2024
Assets
Current assets
Cash and cash equivalents	$351,723	$206,482
Receivables	156,407	151,793
Inventories	432,268	428,722
Prepaid and other current assets	38,296	25,791
Income taxes receivable	—	17,066
Total current assets	978,694	829,854
Restricted cash	1,160,118	—
Other assets, net of amortization	192,704	195,559
Goodwill	657,529	652,663
Property and equipment, net of accumulated depreciation of $2,981,245 at October 31, 2024 and $2,883,925 at April 30, 2024	4,736,525	4,669,357
Total assets	$7,725,570	$6,347,433
Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt and finance lease obligations	$245,558	$53,181
Accounts payable	573,320	569,527
Accrued expenses	296,374	330,758
Income taxes payable	1,284	—
Total current liabilities	1,116,536	953,466
Long-term debt and finance lease obligations, net of current maturities	2,461,922	1,582,758
Deferred income taxes	608,904	596,850
Insurance accruals, net of current portion	30,227	30,046
Other long-term liabilities	170,535	168,932
Total liabilities	4,388,124	3,332,052
Total shareholders’ equity	3,337,446	3,015,381
Total liabilities and shareholders’ equity	$7,725,570	$6,347,433

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Six months ended October 31,
	2024	2023
Cash flows from operating activities:
Net income	$361,116	$328,019
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	191,001	168,503
Amortization of debt issuance costs	555	555
Change in excess replacement cost over LIFO inventory valuation	6,398	7,946
Share-based compensation	23,645	19,485
Loss (gain) on disposal of assets and impairment charges	4,422	(232)
Deferred income taxes	12,054	39,353
Changes in assets and liabilities:
Receivables	(855)	(21,897)
Inventories	(8,723)	(44,714)
Prepaid and other current assets	(12,505)	(10,693)
Accounts payable	(9,902)	(10,400)
Accrued expenses	(36,228)	(20,925)
Income taxes	20,780	21,992
Other, net	299	4,788
Net cash provided by operating activities	552,057	481,780
Cash flows from investing activities:
Purchase of property and equipment	(211,226)	(175,955)
Payments for acquisition of businesses, net of cash acquired	(46,341)	(139,359)
Proceeds from sales of assets	11,720	8,291
Net cash used in investing activities	(245,847)	(307,023)
Cash flows from financing activities:
Proceeds from long-term debt	1,100,000	—
Payments of long-term debt and finance lease obligations	(34,637)	(35,135)
Payments of debt issuance costs	(5,191)	—
Payments of cash dividends	(35,179)	(30,988)
Repurchase of common stock and payment of related excise taxes	(734)	(59,491)
Tax withholdings on employee share-based awards	(25,110)	(18,121)
Net cash provided by (used) in financing activities	999,149	(143,735)

Net increase in cash, cash equivalents and restricted cash	1,305,359	31,022
Cash and cash equivalents at beginning of the period	206,482	378,869
Cash, cash equivalents and restricted cash at end of the period	$1,511,841	$409,891

RECONCILIATION OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH

	Six months ended October 31,
	2024	2023
Cash and cash equivalents	$351,723	$409,891
Restricted cash	1,160,118	—
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$1,511,841	$409,891

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION

	Six months ended October 31,
	2024	2023
Cash paid during the period for:
Interest, net of amount capitalized	$33,516	$31,429
Income taxes, net	82,507	36,037
Noncash investing and financing activities:
Purchased property and equipment in accounts payable	59,312	78,684
Right-of-use assets obtained in exchange for new finance lease liabilities	11,210	11,216
Right-of-use assets obtained in exchange for new operating lease liabilities	—	8,273

Summary by Category (Amounts in thousands)
Three Months Ended October 31, 2024	Prepared Food & Dispensed Beverage	Grocery & General Merchandise	Fuel	Other	Total
Revenue	$417,827	$1,049,697	$2,414,632	$64,615	$3,946,771
Gross profit	$245,458	$374,193	$312,252	$26,656	$958,559
	58.7%	35.6%	12.9%	41.3%	24.3%
Fuel gallons sold			775,914
Three Months Ended October 31, 2023
Revenue	$382,481	$964,430	$2,646,478	$71,011	$4,064,400
Gross profit	$225,664	$327,600	$308,835	$23,462	$885,561
	59.0%	34.0%	11.7%	33.0%	21.8%
Fuel gallons sold			730,439

Summary by Category (Amounts in thousands)
Six Months Ended October 31, 2024	Prepared Food & Dispensed Beverage	Grocery & General Merchandise	Fuel	Other	Total
Revenue	$822,956	$2,118,675	$4,970,274	$132,603	$8,044,508
Gross profit	$481,499	$752,474	$626,800	$53,042	$1,913,815
	58.5%	35.5%	12.6%	40.0%	23.8%
Fuel gallons sold			1,548,450
Six Months Ended October 31, 2023
Revenue	$755,294	$1,961,366	$5,073,811	$143,180	$7,933,651
Gross profit	$442,525	$667,173	$605,813	$47,804	$1,763,315
	58.6%	34.0%	11.9%	33.4%	22.2%
Fuel gallons sold			1,444,429

Prepared Food & Dispensed Beverage						Prepared Food & Dispensed Beverage
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2025	4.4%	5.2%				F2025	58.3%	58.7%
F2024	5.9	6.1	7.5%	8.8%	6.8%	F2024	58.2	59.0	59.6%	58.1%	58.7%
F2023	8.4	10.5	5.0	4.9	7.1	F2023	55.6	56.7	57.3	56.8	56.6

Grocery & General Merchandise						Grocery & General Merchandise
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2025	1.6%	3.6%				F2025	35.4%	35.6%
F2024	5.2	1.7	2.8%	4.3%	3.5%	F2024	34.1	34.0	33.9%	34.4%	34.1%
F2023	5.5	6.9	5.8	7.1	6.3	F2023	33.9	33.3	34.0	33.0	33.6

Fuel Gallons						Fuel Margin
Same-store Sales						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2025	0.7%	(0.6)%				F2025	40.7	¢	40.2	¢
F2024	0.4	—	(0.4)%	0.9%	0.1%	F2024	41.6		42.3		37.3	¢	36.5	¢	39.5	¢
F2023	(2.3)	0.3	(0.5)	—	(0.8)	F2023	44.7		40.5		40.7		34.6		40.2

RECONCILIATION OF NET INCOME TO EBITDA
We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization. EBITDA is not considered to be a GAAP measure, and should not be considered as a substitute for net income, cash flows from operating activities or other income or cash flow statement data. This measure has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We strongly encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
We believe EBITDA is useful to investors in evaluating our operating performance because securities analysts and other interested parties use this calculation as a measure of financial performance and debt service capabilities, and it is regularly used by management for internal purposes including our capital budgeting process, evaluating acquisition targets, assessing performance, and awarding incentive compensation.
Because non-GAAP financial measures are not standardized, EBITDA, as defined by us, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare our use of this non-GAAP financial measure with those used by other companies.
The following table contains a reconciliation of net income to EBITDA for the three and six months ended October 31, 2024 and 2023:

(in thousands)	Three Months Ended October 31,		Six Months Ended October 31,
	2024	2023	2024	2023
Net income	$180,918	$158,782	$361,116	$328,019
Interest, net	12,553	12,306	26,620	24,801
Federal and state income taxes	58,817	49,172	115,925	101,434
Depreciation and amortization	96,592	85,598	191,001	168,503
EBITDA	$348,880	$305,858	$694,662	$622,757
NOTES:
•Gross Profit is defined as revenue less cost of goods sold (exclusive of depreciation and amortization)
•Inside is defined as the combination of grocery and general merchandise and prepared food and dispensed beverage

This release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those related to the potential impact the Fikes transaction, expectations for future periods, possible or assumed future results of operations, financial conditions, liquidity and related sources or needs, business and/or integration strategies, plans and synergies, supply chain, growth opportunities, performance at our stores. There are a number of known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from any results expressed or implied by these forward-looking statements, including but not limited to the execution of our strategic plan, the integration and financial performance of acquired stores, wholesale fuel, inventory and ingredient costs, distribution challenges and disruptions, the impact and duration of the conflict in Ukraine or other geopolitical disruptions, as well as other risks, uncertainties and factors which are described in the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission and available on our website. Any forward-looking statements contained in this release represent our current views as of the date of this release with respect to future events, and Casey’s disclaims any intention or obligation to update or revise any forward-looking statements in the release whether as a result of new information, future events, or otherwise.

Corporate information is available at this website: https://www.caseys.com. Earnings will be reported during a conference call on December 10, 2024. The call will be broadcast live over the Internet at 7:30 a.m. CDT. To access the call, go to the Events and Presentations section of our website at https://investor.caseys.com/events-and-presentations/default.aspx.  No access code is required. A webcast replay of the call will remain available in an archived format on the Events and Presentations section of our website at https://investor.caseys.com/events-and-presentations/default.aspx for one year after the call.

Investor Relations Contact:	Media Relations Contact:
Brian Johnson (515) 446-6587	Katie Petru (515) 446-6772